Exhibit 99.1

Text of Press Release

WAL-MART

STORES, INC.

479/273-4314 www.walmartstores.com/news/

FOR IMMEDIATE RELEASE	Investor Relations Contacts
Investor Relations 479/273-8446
Jay Fitzsimmons 479/273-6445
Pauline Tureman 479/277-9558

Media Relations Contact
Marty Heires 479/273-4314

Pre-recorded Conference Call
203/369-1090

Wal-Mart Reports Record Third Quarter Sales and Earnings

BENTONVILLE, Ark., November 14, 2005 — Wal-Mart Stores, Inc. reported record third quarter sales and earnings for the quarter ended October 31, 2005. Net sales were $75.4 billion, an increase of 10.1 percent over the third quarter of fiscal 2005. Net income for the quarter was $2.4 billion, an increase of 3.8 percent from $2.3 billion in the third quarter of fiscal 2005. Earnings per share were $0.57, up from $0.54 per share in the same prior year quarter.

Net income for the quarter ended October 31, 2005, included three items netting to an unfavorable after tax impact of $80 million or $0.02 per share: approximately $40 million of costs incurred as a result of hurricanes Katrina, Rita and Wilma; and in our Wal-Mart Stores segment, $69 million of expense related to product warranty programs partially offset by $29 million of other income resulting from the Visa MasterCard antitrust litigation settlement.

Net sales for the nine months ended October 31, 2005, were $223.2 billion, an increase of 9.9 percent over the first nine months of fiscal 2005. Net income for the nine months ended October 31, 2005, increased 7.6 percent to a record $7.6 billion, up from $7.1 billion in the same prior year period. Diluted earnings per share for the nine months ended October 31, 2005, were $1.82, up from $1.66 in the same prior year period.

Lee Scott, President and CEO, said, “I am proud of the record results our associates achieved in the quarter while leading the relief efforts in the aftermath of three major hurricanes.”

Net sales were as follows (dollars in billions):

	Three Months Ended October 31,			Nine Months Ended October 31,
	2005	2004	Percent Change	2005	2004	Percent Change
Wal-Mart Stores	$50.243	$45.888	9.5%	$149.693	$136.373	9.8%
SAM’S CLUB	10.019	9.082	10.3%	29.143	27.139	7.4%
International	15.174	13.550	12.0%	44.319	39.493	12.2%

Total Company	$75.436	$68.520	10.1%	$223.155	$203.005	9.9%

Total U.S. comparable sales for the quarter increased 3.8 percent, which is represented by a 2.9 percent comp increase for Wal-Mart Stores and an 8.1 percent comp increase for SAM’S CLUB. Total U.S. comparable sales for the nine month period were up 3.4 percent, which is comprised of a 3.1 percent comp increase for Wal-Mart Stores and a 5.0 percent comp increase for SAM’S CLUB.

Wal-Mart Stores Segment:

For the third quarter of fiscal 2006, the Wal-Mart Stores segment, including Supercenters, had segment operating income (income before net interest expense, income taxes, unallocated corporate overhead and minority interest) of $3.312 billion, an increase of 6.3 percent, compared with $3.115 billion in the third quarter of fiscal 2005.

For the nine months ended October 31, 2005, the Wal-Mart Stores segment, including Supercenters, had segment operating income of $10.610 billion, an increase of 6.9 percent, as compared with segment operating income of $9.921 billion in the similar period in the prior year.

SAM’S CLUB Segment:

The SAM’S CLUB segment had segment operating income for the third quarter of fiscal 2006 of $342 million, an increase of 11.8 percent, compared with $306 million in the third quarter of fiscal 2005.

For the nine months ended October 31, 2005, the SAM’S CLUB segment had segment operating income of $1.008 billion, an increase of 9.0 percent, as compared with segment operating income of $925 million in the similar period in the prior year.

International Segment:

The International segment had segment operating income of $797 million for the most recent quarter, an increase of 14.2 percent, compared with $698 million in the third quarter of fiscal 2005.

The International segment had segment operating income of $2.214 billion for the first nine months of fiscal 2006, an increase of 10.2 percent, compared with $2.009 billion for the similar period in fiscal 2005.

Guidance:

We expect earnings per share for the fourth quarter to come in between $0.82 to $0.86, and for the year, our forecast is $2.64 to $2.68.

After this earnings release has been furnished to the SEC, a pre-recorded call offering additional comments on the quarter will be available to all investors. You may listen to this call by dialing 203-369-1090. The information included in this release and our pre-recorded phone call will be available in the investor information area on our web site at www.walmartstores.com under financial information, earnings and dividends.

Wal-Mart Stores, Inc. operates Wal-Mart Stores, Supercenters, Neighborhood Markets and SAM’S CLUB locations in the United States. The company operates in Argentina, Brazil, Canada, China, Costa Rica, El Salvador, Germany, Guatemala, Honduras, Japan, Mexico, Nicaragua, Puerto Rico, South Korea and the United Kingdom. The company’s securities are listed on the New York and Pacific stock exchanges under the symbol WMT. More information about Wal-Mart can be found by visiting www.walmartfacts.com. Online merchandise sales are available at www.walmart.com.

This release contains statements as to management’s forecast of earnings per share for the fourth quarter and fiscal year 2006 that Wal-Mart believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and intended to enjoy the protection of the safe harbor for forward-looking statements provided by that Act. These forward-looking statements are subject to risks, uncertainties and other factors, domestically and internationally, including, the cost of goods, competitive pressures, geopolitical conditions, inflation, consumer spending patterns and debt levels, currency exchange fluctuations, trade restrictions, changes in tariff and freight rates, weather conditions, changes in gasoline, diesel fuel and other energy costs, labor costs, health care costs and accident costs, interest rate fluctuations and other capital market conditions and other risks. We discuss certain of these factors more fully in other of our filings with the SEC, including our last Annual Report on Form 10-K filed with the SEC, and this release should be read in conjunction with that Annual Report on Form 10-K, and together with all our other filings, including current reports on Form 8-K, made with the SEC through the date of this report. We urge you to consider all of these risks, uncertainties and other factors carefully in evaluating the forward-looking statements contained in this release. As a result of these matters, including changes in facts, assumptions not being realized or other circumstances, our actual results may differ materially from historical results or from anticipated results implied in the forward-looking statements contained in this release. These forward-looking statements are made only as of the date of this report and we undertake no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Amounts in millions except per share data)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2005	2004	2005	2004
Revenues:
Net sales	$75,436	$68,520	$223,155	$203,005
Other income, net	817	762	2,371	2,227

	76,253	69,282	225,526	205,232
Costs and expenses:
Cost of sales	57,988	52,567	171,346	156,070
Operating, selling, general and administrative expenses	14,216	12,931	41,511	37,369

Operating income	4,049	3,784	12,669	11,793

Interest:
Debt	348	248	847	649
Capital leases	60	57	174	189
Interest income	(59)	(64)	(170)	(149)

Interest, net	349	241	851	689

Income before income taxes and minority interest	3,700	3,543	11,818	11,104
Provision for income taxes	1,254	1,207	3,969	3,853

Income before minority interest	2,446	2,336	7,849	7,251
Minority interest	(72)	(50)	(209)	(148)

Net income	$2,374	$2,286	$7,640	$7,103

Net income per common share:
Basic	$0.57	$0.54	$1.82	$1.67
Diluted	$0.57	$0.54	$1.82	$1.66

Weighted-average number of common shares:
Basic	4,165	4,242	4,189	4,266
Diluted	4,169	4,249	4,194	4,274

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	October 31, 2005	October 31, 2004	January 31, 2005

ASSETS

Cash and cash equivalents	$4,535	$4,639	$5,488
Receivables	1,846	1,418	1,715
Inventories	36,573	33,680	29,762
Prepaid expenses and other	1,970	1,574	1,841

Total current assets	44,924	41,311	38,806

Property and equipment, at cost	91,781	80,988	84,037
Less accumulated depreciation	20,883	18,545	18,637

Property and equipment, net	70,898	62,443	65,400

Property under capital leases, net	3,086	2,627	2,718
Goodwill	10,467	10,191	10,803
Other assets and deferred charges	2,424	2,485	2,427

Total assets	$131,799	$119,057	$120,154

LIABILITIES AND SHAREHOLDERS’ EQUITY

Commercial paper	$6,774	$7,569	$3,812
Accounts payable	25,115	23,113	21,987
Dividends payable	645	537	—
Accrued liabilities	12,702	12,258	12,120
Accrued income taxes	650	525	1,281
Long-term debt due within one year	4,172	3,721	3,759
Obligations under capital leases due within one year	257	206	223

Total current liabilities	50,315	47,929	43,182

Long-term debt	23,249	19,099	20,087
Long-term obligations under capital leases	3,547	3,048	3,171
Deferred income taxes and other	3,391	2,626	2,978
Minority interest	1,379	1,261	1,340

Commitments and contingencies

Common stock and capital in excess of par value	2,925	2,723	2,848
Retained earnings	45,495	40,850	43,854
Other accumulated comprehensive income	1,498	1,521	2,694

Total shareholders’ equity	49,918	45,094	49,396

Total liabilities and shareholders’ equity	$131,799	$119,057	$120,154

Certain reclassifications have been made to the prior period to conform to the current presentation.

WAL-MART STORES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

(Amounts in millions)

SUBJECT TO RECLASSIFICATION

	Nine Months Ended October 31
	2005	2004

Cash flows from operating activities:
Net income	$7,640	$7,103
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,514	3,161
Other	567	311
Changes in certain assets and liabilities, net of effects of acquisitions:
Increase in accounts receivable	(74)	(44)
Increase in inventories	(6,673)	(6,632)
Increase in accounts payable	3,182	3,099
Increase (decrease) in accrued liabilities	(42)	450

Net cash provided by operating activities	8,114	7,448

Cash flows from investing activities:
Payments for property and equipment	(10,405)	(9,260)
Disposal of assets	739	742
Investment in international operations	(307)	(315)
Other investing activities	(122)	(99)

Net cash used in investing activities	(10,095)	(8,932)

Cash flows from financing activities:
Increase in commercial paper	2,962	4,302
Proceeds from issuance of long-term debt	6,940	4,831
Dividends paid	(1,887)	(1,664)
Payment of long-term debt	(2,722)	(2,081)
Purchase of Company stock	(3,580)	(4,398)
Other financing activities	(615)	(105)

Net cash provided by financing activities	1,098	885

Effect of exchange rates on cash	(70)	39

Net decrease in cash and cash equivalents	(953)	(560)
Cash and cash equivalents at beginning of year	5,488	5,199

Cash and cash equivalents at end of period	$4,535	$4,639

Certain reclassifications have been made to the prior period to conform to the current presentation.